EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 (no. 333-188664) of Westbury Bancorp, Inc. of our report dated December 23, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Westbury Bancorp, Inc. for the year ended September 30, 2013.

/s/ McGladrey LLP

Milwaukee, Wisconsin
December 23, 2013